As filed with the Securities and Exchange Commission on August 7, 2024

Registration No. 333-____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SUNOPTA INC.

(Exact name of registrant as specified in charter)

Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

7078 Shady Oak Road

Eden Prairie, MN 55344

(Address, including zip code,

of registrant's principal executive offices)

Inducement Restricted Stock Units

Inducement Option Award

Inducement Performance Share Units

(Full title of the plan)

Greg Gaba

Chief Financial Officer

7078 Shady Oak Road

Eden Prairie, MN 55344

(952) 820-2518

(Name, address, including zip code, and

telephone number, including area code, of agent for service)

Copy to:

Steven H. Hull, Esq.

Stoel Rives LLP

760 SW 9th Avenue, Suite 3000

Portland, OR 97205

(503) 224-3380

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company) Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

SunOpta Inc. (the "Registrant") is registering under this Registration Statement on Form S-8 1,026,824 shares of its Common Stock, no par value, comprised of:

  144,404 shares of Common Stock that may be issued upon the vesting of restricted stock units (the "Special RSUs") that will vest in accordance with the terms of a Restricted Stock Unit Award Agreement by and between the Registrant and Brian W. Kocher, as an inducement for him accepting employment with the Registrant;

  230,804 shares of Common Stock that may be issued upon the vesting of stock options (the "Special Options") that will vest in accordance with the terms of a Stock Option Award Agreement by and between the Registrant and Brian W. Kocher, as an inducement for him accepting employment with the Registrant;

  577,616 shares of Common Stock that may be issued upon the vesting of performance share units (the "Special PSUs") that will vest in accordance with the terms of a Performance Share Unit Award Agreement by and between the Registrant and Brian W. Kocher, as an inducement for him accepting employment with the Registrant; and

  74,000 shares of Common Stock that may be issued upon the vesting of restricted stock units (the "Matching RSUs") that will vest in accordance with the terms of a Matching Restricted Stock Unit Award Agreement by and between the Registrant and Brian W. Kocher, as an inducement for him accepting employment with the Registrant (together with the Special RSUs, Special Options and Special PSUs, collectively, the "Kocher Inducement Awards)

The Kocher Inducement Awards (other than then Matching RSUs) were granted on January 2, 2024. The Matching RSUs were granted on March 13, 2024. The Kocher Inducement Awards will be issued outside of the Registrant's 2013 Stock Incentive Plan, as amended, approved by the Registrant's board of directors and issued pursuant to the "inducement" grant exception under Nasdaq Rule 5635(c)(4), as inducements that are material to employees' entering into employment with the Registrant.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed previously by the registrant with the Commission, are incorporated herein by reference and made a part hereof:

(a) the registrant's Annual Report on Form 10-K for the fiscal year ended December 30, 2023 (the "Annual Report"), as filed with the Commission on February 28, 2024;

(b) the registrant's Quarterly Report on Form 10-Q for the quarter ended June 29, 2024, as filed with the Commission on August 7, 2024;

(b) the registrant's Current Reports on Form 8-K filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the Annual Report; and

(c) the descriptions of the registrant's shares of Common Stock and rights set forth in its Current Report on Form 8-K filed on September 2, 2011, its Current Report on Form 8-K filed on November 13, 2015, its Current Report on Form 8-K filed on April 20, 2016, its Current Report on Form 8-K filed on October 12, 2016, and its Current Report on Form 8-K filed on April 28, 2020, including any amendments or reports filed for the purpose of updating such descriptions.

All reports and other documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Canada Business Corporations Act, as amended (the "CBCA"), as well as the registrant's By-Law No. 14, as amended (the "By-Law") and the insurance policies maintained by the registrant provide for the indemnification of the registrant's directors and officers in respect of certain liabilities incurred in the course of their duties.

Under the CBCA, the registrant may indemnify a present or former director or officer, or former director or officer or another individual who acts or acted at its request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of the association with us or another entity.  However, the registrant may only indemnify an individual if the following conditions of indemnification are met: (a) the individual acted honestly and in good faith with a view to the best interests of the registrant, or as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at our request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, if the individual had reasonable grounds for believing the individual's conduct was lawful. The registrant may also advance moneys to a director, officer or other individual for the costs, charges and expenses of such a proceeding.  However, the individual is required to repay those amounts if he or she does not fulfill the specified conditions. In the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, an individual is entitled to indemnity from the registrant if the foregoing conditions of indemnification are met and the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that such individual ought to have done.  Further, with the approval of a court, the registrant may indemnify or advance moneys to a director or officer in respect of an action by the registrant or on its behalf or on behalf of another entity to procure a judgment in its favor, to which the individual is made a party because of his or her association with the registrant or such other entity so long as the foregoing conditions of indemnification are met.

The By-Law provides for the mandatory indemnification of every director and officer of the registrant  and his or her heirs, executors, administrators and other legal personal representatives against all liabilities, costs, charges and expenses that he sustains or incurs in respect of any action, suit or proceeding that is proposed or commenced against him or her for or in respect of anything done or permitted by him or her in respect of the execution of the duties of his office as well as all other costs, charges and expenses that he or she sustains or incurs in respect of the affairs of the registrant; provided, in each case, such person acted honestly and in good faith with a view to the best interests of the registrant.

Both the CBCA and the By-Law also permit the registrant to purchase and maintain insurance for the benefit of any director and officer and his or her heirs, executors, administrators and other legal personal representatives.  The registrant has purchased and intends to maintain insurance on behalf of any person who is or was one of its directors or officers, or is or was one of its directors or officers serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him or her in any such capacity, or arising out of his or her status as such, so long as the director or officer acted honestly and in good faith with a view to the best interests of the registrant.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the accompanying Exhibit Index for a list of Exhibits to this Registration Statement, which is incorporated by reference herein.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)-(g)	[Reserved]

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, Minnesota, on this 7th day of August, 2024.

SUNOPTA INC.

By:	/s/ Greg Gaba
Greg Gaba
Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each of the undersigned hereby constitutes and appoints each of Brian W. Kocher and Greg Gaba as his or her attorney-in-fact and agent, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any and all amendments or post-effective amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming that such attorney-in-fact and agent or his or her substitute may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Brian W. Kocher	Chief Executive Officer and Director	August 7, 2024
Brian W. Kocher	(Principal Executive Officer)

/s/ Greg Gaba	Chief Financial Officer	August 7, 2024
Greg Gaba	(Principal Financial and Accounting Officer)

/s/ Leslie Starr	Chair of the Board and Director	August 7, 2024
Leslie Starr

/s/ Albert Bolles	Director	August 7, 2024
Albert Bolles

/s/ Rebecca Fisher	Director	August 7, 2024
Rebecca Fisher

/s/ Dean Hollis	Director	August 7, 2024
Dean Hollis

/s/ Katrina Houde	Director	August 7, 2024
Katrina Houde

/s/ Diego Reynoso	Director	August 7, 2024
Diego Reynoso

/s/ Mahes Wickramasinghe	Director	August 7, 2024
Mahes Wickramasinghe

EXHIBIT INDEX

Exhibit
Number	Exhibit Description
4.1	Amalgamation of Stake Technology Ltd. and 3754481 Canada Ltd. (formerly George F. Pettinos (Canada) Limited) (incorporated herein by reference to our Form 10-KSB for the year ended December 31, 2000).
4.2

Certificate of Amendment dated October 31, 2003 to change our name from Stake Technology Ltd. to SunOpta Inc. (incorporated by reference to Exhibit 3i(b) to our Form 10-K for the year ended December 31, 2003).

4.3

Articles of Amalgamation of SunOpta Inc. and Sunrich Valley Inc., Integrated Drying Systems Inc., Kettle Valley Dried Fruits Ltd., Pro Organics Marketing Inc., Pro Organics Marketing (East) Inc., 4157648 Canada Inc. and 4198000 Canada Ltd. dated January 1, 2004 (incorporated by reference to Exhibit 3i(c) to our Form 10-K for the year ended December 31, 2003).

4.4

Articles of Amalgamation of SunOpta Inc. and 6319734 Canada Inc., 4157656 Canada Inc. Kofman-Barenholtz Foods Limited dated January 1, 2005 (incorporated herein by reference to Exhibit 3i(d) to our Form 10-K for the year ended December 31, 2004).

4.5	Articles of Amalgamation of SunOpta Inc. and 4307623 Canada Inc., dated January 1, 2006 (incorporated herein by reference to Exhibit 3i(e) to our Form 10-K for the year ended December 31, 2005).
4.6

Articles of Amalgamation of SunOpta Inc. and 4208862 SunOpta Food Ingredients Canada Ltd., 4406150 Canada Inc. and 4406168 Canada Inc. dated January 1, 2007 (incorporated herein by reference to Exhibit 3i(f) to our Form 10-K for the year ended December 31, 2007).

4.7	Articles of Amalgamation of SunOpta Inc. and 4460596 Canada Inc. dated January 1, 2008 (incorporated herein by reference to Exhibit 3i(g) to our Form 10-K for the year ended December 31, 2007).
4.8	Amended and Restated By-law No. 14 dated May 27, 2010 (incorporated herein by reference to Exhibit 4 to the Company's Registration Statement on Form S-3 (File No. 333-197235) filed on July 3, 2014).
4.9	Amended and Restated By-law No. 14 of SunOpta Inc. dated May 24, 2023 (incorporated herein by reference to Exhibit 4.1 to our Quarterly Report on Form 10-Q filed on August 10, 2023).
4.10	By-Law No. 15 of SunOpta Inc. (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on November 13, 2015).
4.11	Form of Certificate representing Common Shares, no par value (incorporated by reference to Exhibit 4.9 to the Company's Registration Statement on Form S-8 filed on September 2, 2011).
4.12

Amended and Restated Shareholder Rights Plan Agreement, dated November 10, 2015, amended and restated as of April 18, 2016, between SunOpta Inc. and American Stock Transfer & Trust Company LLC, as rights agent (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed on April 20, 2016).

4.13	SunOpta Inc. Amended 2013 Stock Incentive Plan (incorporated herein by reference to Exhibit C to our Definitive Proxy Statement on Schedule 14A filed on March 31, 2016).
4.14

Amended and Restated Certificate of Incorporation of SunOpta Foods Inc., setting forth the terms of its Series A Preferred Stock, which is exchangeable for Common Shares of SunOpta Inc. (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed on October 12, 2016).

4.15

Articles of Amendment of SunOpta Inc., setting forth the terms of its Special Shares, Series 1 (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K filed on October 12, 2016).

4.16

Second Amended and Restated Certificate of Incorporation of SunOpta Foods Inc., setting forth the terms of its Series B Preferred Stock, which is exchangeable for Common Shares of SunOpta Inc. (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed on April 28, 2020).

4.17

Articles of Amendment of SunOpta Inc., setting forth the terms of its Special Shares, Series 2 (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K filed on April 28, 2020).

4.18	SunOpta Inc. Amended 2013 Stock Incentive Plan (incorporated herein by reference to Exhibit A to the Company's Definitive Proxy Statement on Schedule 14A filed on April 13, 2017).
4.19	SunOpta Inc. Amended 2013 Stock Incentive Plan (incorporated herein by reference to Exhibit A to the Company's Definitive Proxy Statement on Schedule 14A filed on May 1, 2020).
4.20	SunOpta Inc. Amended 2013 Stock Incentive Plan (incorporated herein by reference to Exhibit A to the Company's Definitive Proxy Statement on Schedule 14A filed on April 14, 2023).
4.21	Third Amended and Restated Certificate of Incorporation of SunOpta Foods, Inc. (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed on April 18, 2024).
5.1*	Opinion of Wildeboer Dellelce LLP.
23.1*	Consent of Wildeboer Dellelce LLP (included in Exhibit 5.1).
23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
24.1*	Power of Attorney (included on signature page hereto).
99.1

Restricted Stock Unit Award Agreement, entered into as of January 2, 2024, between Brian W. Kocher and SunOpta Inc. (incorporated herein by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q filed on May 18, 2024).

99.2

Stock Option Award Agreement, entered into as of January 2, 2024, between Brian W. Kocher and SunOpta Inc. (incorporated herein by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q filed on May 18, 2024).

99.3

Performance Unit Award Agreement, entered into as of January 2, 2024, between Brian W. Kocher and SunOpta Inc. (incorporated herein by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q filed on May 18, 2024).

99.4*

Restricted Stock Unit Award Agreement, entered into as of March 13, 2024, between Brian W. Kocher and SunOpta Inc. (incorporated herein by reference to Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q filed on May 18, 2024).

107.1*	Filing Fee Table

*Filed herewith